                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 CENTRUM INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
George H. Wells
Chairman
President/Chief Executive Officer


December 8, 1999


Dear Shareholders:


When I last wrote to you in September of 1998, we had reported consistent improvement in sales and earnings over the last five years. In spite of this progress, during the past year we have experienced a downturn in virtually every business unit. This has resulted in the deteriorated operating performance evidenced in our year end results for fiscal 1999.

As discussed in our previous shareholder correspondence, the Company's longterm strategy includes seeking acquisitions, combinations or strategic alliances that will complement the current operating segments and enhance future earnings. In conjunction with this objective, the operating segments themselves must continue to possess significant capital and technology barriers to entry. Over the past year management and the Directors have reviewed the strengths and weaknesses of each of our business segments in relation to these strategic objectives. As a result, we have concluded that the most promising opportunity for longterm growth and enhancement of shareholder value lies in the Metal Forming Segment where we have a strong position in a number of key strategic markets. In addition, in order to focus our resources on acquisitions and growth in the Metal Forming Segment, as announced earlier this year, efforts are underway to sell the Material Handling Segment. Unfortunately the forging industry has experienced a downturn in business activity during fiscal 1999, which has carried over into the first six months of the current year. However, we believe that the current market conditions are cyclical in nature and that we are uniquely positioned within the forging industry to enhance our position as markets recover.

During the fourth quarter of fiscal 1999, forging industry revenues were down by approximately 21% compared to the prior year as published by the Forging Industry Association. We have been affected by these anemic industry conditions as our backlog for this segment dropped to $15.3 million on May 31, 1999 as compared to $17.3 million on May 31, 1998, a decline of nearly 12%. This decline was far less than the industry average and reflects our growing acceptance by the domestic power generation market which experienced strong ordering activity during fiscal 1999. In addition, to offset the remaining decrease in revenue, the Company has taken an aggressive approach by reducing operating and administrative expenses, and increasing manufacturing efficiency.

We have also continued our commitment to the development of both new products and markets. One result of these efforts is the award of an exclusive five year contract with a major supplier of high pressure food processing equipment, a promising new product for Centrum. We believe that opportunities like this one, combined with gradual recovery in our traditional markets, i.e. defense, oil field, compressors, power generation and aerospace, will provide a strong platform for future growth.

In the Material Handling Segment during fiscal 1999, considerable effort was devoted to the integration of Northern Steel Company into American Handling, Inc. This was an important aspect of our strategy to reposition this segment through the penetration of new sectors of the material handling marketplace. Our strategy, although costly, has proven successful as backlogs for this segment climbed from $4.4 million in 1998 to $11.1 million in 1999, an increase of 152%. In spite of this improvement, the Material Handling Group operates in a highly fragmented industry without the deep barriers to entry possessed by the Metal Forming Segment, and, as such, may continue to be subject to market volatility. As a result, we continue to believe that the sale of these operations and concentration on the Metal Forming Segment is the appropriate longterm strategy for your company.

In summary, we believe that the plan to continue to build volume and profits in the Metal Forming Segment is the appropriate strategy for Centrum as we enter the new millenium, and, that this strategy offers the greatest potential for increasing shareholder value.


Sincerely,



/s/ George H. Wells
-------------------
    George H. Wells

                           NOTICE OF ANNUAL MEETING OF
                             SHAREHOLDERS TO BE HELD
                           WEDNESDAY, JANUARY 12, 2000


TO THE HOLDERS OF SHARES OF COMMON STOCK:

Notice is hereby given that the Annual Meeting of the Shareholders of Centrum Industries, Inc. (the "Company") will be held at HOLIDAY INN FRENCH QUARTER, 10630 FREEMONT PIKE, PERRYSBURG, OHIO, 43551 ON JANUARY 12, 2000 AT 2:00 P.M.
(EST), for the purpose of considering and voting upon the following matters:


1. The election of eight directors to serve a one (1) year term or until their successors shall have been elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company.

Shareholders of record at the close of business on November 15, 1999 are the only shareholders entitled to notice of and to vote at the Annual Shareholders Meeting. Shareholders of the Company, (including its former name, Energy Resources of North Dakota, Inc.), will be entitled to one (1) vote per share of common stock registered in their name except that the shareholders are entitled to one (1) vote for each five (5) unexchanged shares of common stock owned in Poly Company of America, Inc. registered in their name.

                                      By order of the Board of Directors,

                                      /s/ George H. Wells
                                      -------------------
                                      George H. Wells
                                      Chairman
                                      President and Chief Executive Officer


December 8, 1999

                                    IMPORTANT

Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.


                            CENTRUM INDUSTRIES, INC.
                              441 EAST MAIN STREET
                                 CORRY, PA 16407


                                 PROXY STATEMENT

                   2:00 P.M. (EST) WEDNESDAY, JANUARY 12, 2000
    HOLIDAY INN FRENCH QUARTER, 10630 FREEMONT PIKE, PERRYSBURG, OHIO, 43551


This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Centrum Industries, Inc., (the "Company") of proxies from the holders of the Company's Common Stock, par value of $.05 per share (the "Common Stock") for use at the Annual Meeting of the Shareholders to be held on Wednesday, January 12, 2000, in accordance with the foregoing notice.

The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation, as well as the expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock. The proxy materials are first being mailed to shareholders on or about December 10, 1999.

Any shareholder executing a proxy has the right to revoke it by the execution of a subsequently dated proxy, by written notice delivered to the President of the Company prior to the exercise of the proxy or in person by voting at the meeting. The shares will be voted in accordance with the direction of the shareholders as specified on the proxy. In the absence of instructions, the proxy will be voted "FOR" the election of the respective nominees for director as listed in this proxy statement. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                                VOTING SECURITIES

Only shareholders of record at the close of business on November 15, 1999 will be eligible to vote at the Annual Meeting or any adjournment there of. As of November 15, 1999, the Company has 8,486,001 shares of $.05 par value common stock which includes all of the unexchanged shares of Energy Resources of North Dakota, Inc., par value $.05 per share and all of the unexchanged shares of the Poly Company of America, Inc., par value $.01 per share, which are the equivalent of 31,045 shares of common stock, $.05 par value of the Company. Shareholders shall have the right to vote for up to eight directors. Each shareholder may vote for any or all candidates or may vote for any other person they deem suitable. Each shareholder is entitled to one (1) vote for each share of common stock owned in the Company (including its former name, Energy Resources of North Dakota, Inc.) and one (1) vote for each five (5) unexchanged shares of common stock owned in Poly Company of America, Inc.

The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn at the Annual Meeting to another date, time or place as announced at the meeting before an adjournment is taken.

Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as "shares present" at the meeting and entitled to vote at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote in the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

All Directors and Executive Officers of the Company as a group comprised of ten
(10) individuals, beneficially hold 3,678,380 shares of the Company's common stock as of November 30, 1999, representing 30.2 percent of the outstanding common stock of the Company.

                                   PROPOSAL 1

                      ELECTION OF DIRECTORS AND INFORMATION
                     WITH RESPECT TO DIRECTORS AND OFFICERS

The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the eight persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

Mr. William C. Davis, a Director of the Company since 1988, is leaving the Board effective as of the date of the Annual Meeting of the Shareholders. Mr. Wilfred
E. Herring was nominated by the Board to fill the vacant position. The Board sought a nominee who would enrich the Board composition and strengthen the Board's ability to promote the long-term economic value of the Company.

The Board has no reason to believe that any of the nominees are unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     The following sets forth certain information concerning each nominee.

          George H. Wells, age 55, currently a Director, is Chairman of the Board, President and Chief Executive Officer of the Company. From 1990 to October 1991, he served as President and Chief Executive Officer of Doehler-Jarvis, a Toledo, Ohio-based producer of die cast and semi-permanent mold aluminum components utilized by the automotive industry and in general industrial applications. From 1985-1989, he served as President and Chief Operating Officer and as a Director of National Forge Company of Irvine, Pennsylvania, which produced precision machined components. Mr. Wells has been a Director and President of the Company since 1992.

          Robert J. Fulton, age 56, currently a Director, President and Chief Executive Officer of Hoeganaes Company, a major supplier of powder metals, previously served Centrum as an officer and consultant. From 1990 until December 1992, he served as Executive Vice President and Chief Operating Officer of Doehler-Jarvis, a Toledo-based producer of die cast and semi-permanent mold aluminum components utilized by the automotive industry and in general industrial applications. From 1986 through 1990, he served as a Director and Executive Vice President in charge of marketing and manufacturing of National Forge Company of Irvine, Pennsylvania, which produced precision machined components. Mr. Fulton who has been a Director since 1992, serves as Chairman of the Compensation Committee and as a member of the Nominating Committee.

          David L. Hart, age 54, currently a Director, attended Colgate University. He has worked as a manufacturer's representative in the automotive industry, and for over five years has been the president of LeeHart Associates, in Toledo, Ohio. Mr. Hart has been a Director since 1989. Mr. Hart is a member of the Compensation and the Nominating Committees.

          Wilfred E. Herring, age 69, is a retired executive of Dana Corporation, where he most recently served as President of the Warehouse Distribution Division. He was previously President of the National Accounts Division, Automotive Sales Division, Dana World Trade and International After Market Group, and the

          Power Equipment Division. Since 1989, Mr. Herring has been the Executive Director of the National Engine Parts Manufacturers Association. Mr. Herring has served on the Board of Directors of several international companies. Mr. Herring holds a BA from Michigan State University and attended the Harvard Advanced Management Program.

          Richard C. Klaffky, age 53, currently a Director, is President and Chief Executive Officer of First New England Capital LP, a lender to Centrum. Mr. Klaffky is a member of the Board of Governors of the National Association of Small Business Investment Companies and serves on the boards of several companies. Mr. Klaffky holds a BA from Brown University and an MBA from Columbia University. Mr. Klaffky has been a Director since 1996. Mr. Klaffky is a member of the Audit Committee.

          Mervyn H. Manning, age 67, currently a Director, is a retired senior executive of Ford Motor Company, where he had overall responsibility for Latin American and Asian Automotive Operations. Mr. Manning is a Director of several companies and has recently served as the Chairman of Sinai Hospital of Detroit. Mr. Manning holds a BBA from the University of Michigan, as well as an MBA from Harvard Business School. Mr. Manning has been a Director since 1996. Mr. Manning is Chairman of the Audit Committee and a member of the Nominating Committee.

          David R. Schroder, age 56, currently a Director, is President of InvestAmerica Investment Advisors, Inc. and InvestAmerica N.D. Management Inc. These two companies manage MorAmerica Capital Company and the North Dakota Small Business Investment Company respectively, both of whom are lenders to Centrum. Mr. Schroder holds a BS degree from Georgetown University, as well as an MBA from the University of Wisconsin. Mr. Schroder has been a Director since 1996. Mr. Schroder is a member of the Compensation Committee.

          Thomas E. Seiple, age 54, currently a Director, graduated from Bowling Green State University in 1967, with a degree in Business Administration. Since 1981, he has been the President of United Roofing & Sheet Metal, Inc., a regional fabricator and construction business located in Toledo, Ohio. Mr. Seiple has been a Director since 1988. Mr. Seiple is a member of the Compensation Committee.


The Company believes that these candidates bring unique background and experience to our Board of Directors.

     The Board unanimously recommends a vote FOR Proposal 1.



                         COMMITTEES AND COMPENSATION OF
                             THE BOARD OF DIRECTORS

The Board of Directors conducts its business on a fiscal year basis from April 1
- March 31 of each year by conducting scheduled meetings and committee meetings. From April 1, 1998 through December 2, 1999, the Board met seven (7) times. During one (1) of those meetings the Board met to consider and act upon the nomination of Directors. In accordance with the Bylaws of the Company, the Board of Directors has appointed and maintains an Audit, Compensation, and Nominating Committee.

The Audit Committee operates under a written charter which provides that it is responsible for reviewing and recommending to the Board the independent public accounting firm to serve as auditors; approving the overall plan and scope of the annual audit; and reviewing the annual financial statements and the results of the annual audit. The auditors for fiscal 1999 have confirmed their independence to the Audit Committee. The Audit Committee also performs oversight of the Company's internal control policies and procedures, and compliance therewith. The Committee reports its recommendations and findings to the full Board of Directors. The Audit Committee has been composed of Messrs. Manning, Davis and Klaffky, all of whom are non-employee directors. The Audit Committee met two (2) times since April 1, 1998.

The Compensation Committee under its charter is responsible for reviewing and recommending to the Board the Company's employee benefit plans including stock options; setting the compensation of the President and Chief Executive Officer, reviewing the criteria that form the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Compensation Committee is composed of Messrs. Fulton, Hart, Schroder and Seiple, all of whom are non-employee Directors. The Compensation Committee met two (2) times since April 1, 1998.

The Nominating Committee is composed of Messrs. Fulton, Manning and Hart, all of whom are non-employee directors. The Committee has the power to nominate persons to fill Director vacancies caused by resignation, removal, death or director vacancies anticipated to occur as a result of the expiration of any director's term. The Nominating Committee presents its proposed nominee or nominees for consideration by the full Board of Directors.

The Board of Directors meets quarterly. Attendance was ninety percent (90%) for all Board meetings and at least seventy five percent (75%) for all Committee meetings that were scheduled since April 1, 1998.


                        DIRECTORS' FEES AND COMPENSATION

Directors who are employees of the Company or any subsidiary do not receive any fees for Board or committee service. The Company reimburses all directors for travel, lodging, and related expenses that they may incur in attending Board and committee meetings.

During 1999, the seven non-employee directors received $2,500 for each Board meeting attended subsequent to April 1, 1998 and $1,000 for each committee meeting attended subsequent to April 1, 1998. During 1999, the Company paid aggregate fees of $75,000 to the current Directors.

On June 10, 1998, the Company's Board of Directors adopted the Centrum Industries, Inc. Directors Deferred Compensation Plan to permit directors of the Company to elect to defer receipt of all or part of their current Directors fees. Participation in the Deferred Compensation Plan is entirely voluntary, and as of December 2, 1999, no Directors have elected to participate. Deferred amounts will be credited to an account for the Director's benefit on the Company's books and will be interest at the prevailing prime rate, but such amounts will remain Company assets. Payment will be made in a lump sum or in annual installments following termination of the Director's service. The Company does not contribute to this Plan or match a Director's contributions to the Plan.

At the Annual Meeting of Shareholders held on November 12, 1998, the shareholders approved the Stock and Option Plan for Directors of the Company, to provide outside Directors with the opportunity to become owners of the Company's common stock. Options for a maximum of 750,000 shares may be granted under this Plan. No stock options were granted under this Plan in fiscal 2000 based upon the Company's 1999 financial performance.

The following table sets forth the stock option grants received by Directors during 1999 for fiscal 1998 performance. No stock options are being granted in fiscal 2000 to the Directors based upon the Company's 1999 financial performance. No options were exercised for the fiscal year ended March 31, 1999 by any of the Directors included in the option grant table.


                         OPTIONS GRANTED IN FISCAL 1999
                             For Board of Directors

                      Number of
                      securities Percentage of
                      underlying total options Exercise or
                       options   granted in    base price    Expiration     Grant date
                       granted   fiscal year   per share        date         value (1)
                      ----------------------------------------------------------------
William C. Davis (2)     10,000       2.3%         $2.00    June 10, 2008      $9,790

Robert J. Fulton         10,000       2.3%         $2.00    June 10, 2008      $9,790

David L. Hart            10,000       2.3%         $2.00    June 10, 2008      $9,790

Richard C. Klaffky       10,000       2.3%         $2.00    June 10, 2008      $9,790

Mervyn H. Manning        10,000       2.3%         $2.00    June 10, 2008      $9,790

David R. Schroder        10,000       2.3%         $2.00    June 10, 2008      $9,790

Thomas E. Seiple         10,000       2.3%         $2.00    June 10, 2008      $9,790


-----------------
(1) Based on the Constant Elasticity Variance of the Black-Scholes model using the following assumptions: (a) a ten year option term; (b) 36% volatility rate; and (c) 0% dividend yield. Actual gain, if any, is dependent upon the actual performance of the shares of common stock underlying these options. There is no assurance that the amounts shown in this column will be achieved.
(2) Mr. Davis' term as Director expires at the Company's Annual Meeting of Shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned as of November 30, 1999 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, all directors and executive officers of the Company as a group, and each 5% holder. The address of each beneficial owner and executive officer listed below, unless otherwise noted, is c/o Centrum Industries, Inc., 441 East Main Street, Corry, PA 16407.

                                             Number of shares of Centrum
                                                    common stock
                                        beneficially owned       % of class
                                        ------------------       ----------
    George H. Wells (a)                   586,545                   4.8
    William C. Davis (b)                  140,000                   1.1
    Timothy M. Hunter (c)                 291,632                   2.4
    Anthony A. Montani (d)                332,739                   2.7
    Robert J. Fulton (e)                  484,545                   4.0
    David L. Hart (f)                     270,418                   2.2
    Wilfred E. Herring                    147,328                   1.2
    Mervyn H. Manning (g)                  75,000                   0.6
    David R. Schroder (h)                 938,987                   7.7
    Thomas E. Seiple (i)                  147,163                   1.2
    MorAmerica Capital Company (j)(k)   1,350,338                  11.1
    North Dakota Small Business         1,350,338                  11.1
      Investment Company (j)(k)
    First New England Capital Limited   1,350,338                  11.1
      Partnership (j)(k)
    All current directors and executive
      officers of the company as group  3,678,380                  30.2

The beneficial owner has sole voting and investment power with respect to all shares listed, unless otherwise noted.
(a) Includes 416,667 shares Mr. Wells currently has the right to acquire pursuant to stock options; includes 3,211 shares with respect to Mr. Wells' ownership of shares held by Seneca Sheet Metal Company.
(b) Includes 140,000 shares Mr. Davis currently has the right to acquire pursuant to stock options. Mr. Davis' term as a Director expires at the Company's Annual Meeting of Shareholders.
(c) Includes 279,632 shares Mr. Hunter currently has the right to acquire pursuant to stock options.
(d) Includes 332,739 shares Mr. Montani currently has the right to acquire pursuant to stock options. Mr. Montani retired March 8, 1999.
(e) Includes 306,667 shares Mr. Fulton currently has the right to acquire pursuant to stock options; includes 3,211 shares with respect to Mr. Fulton's ownership of shares held by Seneca Sheet Metal Company.
(f) Includes 40,000 shares Mr. Hart currently has the right to acquire pursuant to stock options; includes 29,085 shares held by Mr. Hart's wife with respect to which she has sole voting and dispositive power.
(g) Includes 25,000 shares Mr. Manning has the right to acquire pursuant to stock options; includes 50,000 shares held by the Mervyn H. Manning Trust.
(h) Includes 655,403 shares MorAmerica Capital Company (MorAmerica) currently has the right to acquire and 258,584 shares North Dakota Small Business Investment Company (NDSBIC) currently has the right to acquire pursuant to a note and warrant agreement with the holders of the 11% convertible subordinated debt. Includes 17,927 shares MorAmerica has the right to acquire and 7,073 shares NDSBIC has the right to acquire pursuant to the assignment of a stock option from Mr. Schroder. Mr. Schroder serves as the President of the entities managing MorAmerica and NDSBIC.

(i) Includes 40,000 shares Mr. Seiple currently has the right to acquire pursuant to stock options.
(j) MorAmerica, NDSBIC, First New England Capital LP (FNEC) jointly filed a schedule 13D subsequent to the issuance of the note and warrant agreement with the holders of the 11% convertible subordinated debt.
(k) Includes 655,403 shares MorAmerica currently has the right to acquire, 258,584 shares NDSBIC currently has the right to acquire, and 386,351 shares FNEC currently has the right to acquire pursuant to a note and warrant agreement with the holders of the 11% convertible subordinated debt. Includes 17,927 shares MorAmerica has the right to acquire and 7,073 shares NDSBIC has the right to acquire pursuant to the assignment of a stock option from David Schroder; includes 25,000 shares FNEC has the right to acquire pursuant to the assignment of a stock option from Richard Klaffky. The address of MorAmerica and NDSBIC is 101 Second Street S.E., Suite 800, Cedar Rapids IA 52401. The address of FNEC is 100 Pearl St, Hartford CT 06103.


                             EXECUTIVE COMPENSATION

The following table shows compensation paid or awarded by Centrum during the fiscal years ended March 31, 1999, 1998, and 1997 to the current executive officer of Centrum and the other executive officers of the Company for services in all capacities.

                           SUMMARY COMPENSATION TABLE



                                                 Annual Compensation                  Long term
                                          ------------------------------------       compensation
    Name and                                                       Other annual      ------------
principal position                 Year      Salary     Bonus     compensation (1)    Options (#)

George H. Wells                    1999     $227,173   $      0     $ 56,109 (3)           --
Chief Executive                    1998     $210,000   $113,800     $ 44,982 (3)       450,000
       Officer                     1997     $189,600   $114,100     $  6,860           100,000

Timothy M. Hunter                  1999     $138,154   $      0     $  6,166            52,930
Chief Financial                    1998     $121,731   $ 36,899     $  6,166            55,671
       Officer                     1997     $101,339   $ 33,385     $  6,085             1,898

Anthony A. Montani                 1999 (4) $160,461   $      0     $  6,379            58,970
Chief Operating                    1998     $151,769   $ 40,587     $  6,379            55,671
Officer, McInnes                   1997     $141,185   $ 33,385     $  6,389             1,898
Steel Company and Subsidiaries

-------------------------
(1)  Includes Automobile Lease
(2) Stock options were granted June 10, 1998 based upon the fiscal 1998 performance.
(3) Includes cost of retirement annuity paid or accrued. See Executive Compensation below.
(4)  Retired on March 8, 1999.

                              OPTION GRANTS IN 1999
                          For Named Executive Officers

                        Number of   Percent of
                        securities total options
                        underlying  granted to  Exercise or
                        options    employees in base price   Expiration        Grant date
                        granted    fiscal year  per share       Date            value (1)
                        ----------------------------------  -----------------------------
Timothy M. Hunter        52,930      14.5%        2.00      June 10, 2008        51,818

Anthony A. Montani       58,970      16.2%        2.00      June 10, 2008        57,732

-----------------

1)Based on the Constant Elasticity Variance of the Black-Scholes model using the following assumptions: (a) a ten year option term; (b) 36% volatility rate; and
(c) 0% dividend yield. Actual gain, if any, is dependent upon the actual performance of the shares of common stock underlying these options. There is no assurance that the amounts shown in this column will be achieved.

No options were exercised since April 1, 1998 through the date hereof by any of the named executives included in the summary compensation table.




The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at March 31, 1999 (the difference between the aggregate exercise price of all such options held and the market value of the shares covered by such options at March 31, 1999).


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAREND OPTION VALUES

                              Number of Securities      Value of Unexercised
                             Underlying Unexercised         In-the-Money
                               Options/SARs at            Options/SARs at
                             Fiscal Year end (#)         Fiscal Year end ($)
                             -----------------------------------------------
    Name                  Exercisable Unexercisable  Exercisable  Unexercisable
    ---------------------------------------------------------------------------
    George H. Wells         416,667     450,000      $41,667      $    --

    Timothy M. Hunter       279,632        --        $15,888      $    --

    Anthony A. Montani      332,739        --        $23,832      $    --

                     INFORMATION REGARDING EXECUTIVE OFFICER
                              EMPLOYMENT AGREEMENTS

Mr. George Wells has an employment agreement with the Company which provides for an annual salary of $230,000. The employment agreement was approved by the Compensation Committee and the Company's Board of Directors to provide Mr. Wells with compensation and benefits which are comparable to companies similar in size and to ensure continuity in management at the Chief Executive level. Mr. Wells also receives a performance bonus of 5% of Centrum's consolidated before tax profit. In addition, Mr. Wells is entitled to an annual payment that net of applicable payroll taxes enables him to fund $25,000 toward a retirement annuity. The agreement also calls for an annual stock or cash bonus to be awarded at the discretion of the Board. Mr. Wells was not awarded any cash or stock bonus for 1999. The contract has a three year term, which renews automatically unless terminated by either party in writing 60 days prior to the expiration date. In August 1997, Mr. Wells was granted a stock option for 450,000 shares of common stock. The options are exercisable and vested upon the attainment of certain sales levels and earnings before interest and taxes during future fiscal years. These levels were not attained during 1999 and, therefore, none of the options vested.

The employment agreement with Mr. Wells provides for the termination of Mr. Wells for cause. In the event that Mr. Wells is terminated for any reason other than cause prior to expiration of the agreement, he is entitled to severance compensation of twenty four months salary, any discretionary bonus awarded but not yet paid, and the pro rata amount of the performance bonus earned prior to termination.

Messrs. Timothy Hunter and Anthony Montani entered into employment agreements with McInnes Steel Company, a subsidiary of Centrum, dated February 29, 1996 which had a three year term. The agreements automatically renewed from year to year on the anniversary commencing on the expiration of the three year term unless terminated by either party in writing 30 days prior to the expiration date. Effective March 8, 1999, Mr. Montani retired from his position as President and Chief Operating Officer of McInnes Steel Company and Subsidiaries. Mr. Montani is entitled to monthly severance compensation of his base monthly salary reduced by any salary or consulting income received from any source for the remaining term of the agreement for a minimum period of one year. Mr. Montani was paid $69,423 for the period of March 9, 1999 though November 30, 1999.

Mr. Hunter's annual salary from McInnes is $126,000 and Mr. Montani's annual salary prior to retirement was $160,000. Mr. Hunter's salary is to be increased annually by a minimum of the greater of the change in the CPI or 4% per year. In addition to his salary, Mr. Hunter is entitled to cash bonuses as approved by the Board of Directors. He participates in the pool of stock options awarded to the management of the Metal Forming Operations segment. Neither Messrs. Hunter or Montani were awarded cash bonuses or stock option grants for 1999 as a result of the Company's performance. In addition, to his employment agreement with McInnes, Mr. Hunter is compensated $24,000 annually as an employee of Centrum.

Mr. Hunter's contract provides for his termination for cause. In the event that Mr. Hunter is terminated for any reason other than cause prior to expiration of the agreement, he is entitled to monthly severance compensation of his base monthly salary reduced by any salary or consulting income received from any source for a minimum period of one year.

Messrs. Wells and Hunter are eligible to participate in the Company's 401(K) plans. Mr. Montani was eligible prior to retirement. Substantially all salaried employees are eligible to participate in the plans. The Company contributes to the plans and the Company's contribution is allocated to the accounts of the plan participants on a nondiscriminatory basis. The Company contributed $4,770, $4,024 and $4,400 on behalf of Messrs. Wells, Hunter and Montani, respectively, during 1999.

On June 10, 1998, the Company's Board of Directors adopted the Centrum Industries, Inc. Executive Employees Deferred Compensation Plan, which was approved by the Company's shareholders on November 12, 1998, to permit selected executive employees of the Company to elect to defer receipt of all or part of their current salaries and/or cash earned under the Company's Performance Award Plan, described below. Participation in the Deferred Compensation Plan is entirely voluntary. Deferred amounts will be credited to an account for the executive's benefit on the Company's books and will be interest at the prevailing prime rate, but such amounts will remain Company assets. Payment will be made in a lump sum or in annual installments following termination of employment. The Company does not contribute to this Plan or match an individual's contributions to the Plan. No amounts have been deferred.

On June 10, 1998, the Company's Board of Directors also adopted a Performance Award Plan, which was approved by the Company's shareholders at the Annual Meeting of Shareholders held on November 12, 1998. The Performance Award Plan provides for the granting and, to the extent earned, the payment of performance awards to officers and other selected management employees who contribute to the annual and long-term success of the Company by making the amount of their compensation significantly contingent upon the Company's annual and long-term profitable performance and growth. The Performance Award Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") and the Company's Chief Executive Officer ("CEO"). Any elected officer of the Company and other key management employees recommended by the CEO and approved by the Committee are eligible to participate in the Performance Award Plan. The Performance Award Plan provides for the payment of performance awards which have been earned on the basis of the Company's financial performance for each fiscal year and/or for longer award periods of up to five years. These award periods and the related performance objectives are established by the Committee. The Performance Award Plan permits earned awards to be paid in cash, in shares of the Company's Common Stock, in stock subject to specified restrictions, or in stock options issued pursuant to the Employees Stock Option Plan, described below. The Performance Award Plan permits up to 250,000 shares of the Company's common stock to be issuable in the aggregate under the Performance Award Plan, excluding shares issued upon exercise of options granted under the Employees Stock Option Plan. The Committee has not approved any awards under the Performance Award Plan for fiscal 1999 as a result of the Company's performance.

The Centrum Industries, Inc. Employees Stock Option Plan was also approved by the shareholders at the Annual Meeting of Shareholders on November 12, 1998, which is administered by the Committee and the CEO, except that all matters with respect to grants to the CEO must be approved by the entire Board of Directors. A maximum of 1,000,000 shares may be granted under this Plan, on terms and conditions specified by the Committee. Any current management employee of the Company who is recommended by the CEO and approved by the Committee is eligible to be granted an option. The Committee has not approved the grant of any options for fiscal 1999 as a result of the Company's performance.

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed entirely of independent non-employee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission.
Executive compensation is based on the following principles.

- Executive compensation packages should provide Centrum with the ability to attract, retain, and motivate the key executives essential for the current and long-term success of the Company.

- That overall executive compensation is based upon the financial performance of the Company and achievement of the Company's long-term strategies and objectives as determined by the Board of Directors.

- That each executive's compensation is reflective of an individual's performance, the Company's performance and is aligned with the compensation for equivalent positions within the industries which the Company operates in.

The Committee annually reviews the compensation changes of executive officers other than the CEO. These changes are made by the CEO based upon his assessment of the executive's performance and attainment of the Company's financial goals.

The Committee annually reviews the compensation of the CEO, and makes a recommendation for approval by the entire Board of Directors. The compensation of the CEO is based upon his performance and the Company's performance. The Committee considers the financial results of the Company, the achievement of the Company's objectives, the leadership qualities of the CEO, and his role in implementing the Company's long-term strategies when determining the appropriate compensation.

The key elements of executive compensation are base salary, annual incentives and long term compensation. Review of an executive's compensation package includes the key elements combined with other components of compensation, such as severance pay, insurance and other benefits. The Company's process for establishing annual incentives and long term compensation for key management is governed by Centrum Industries, Inc. Performance Award Plan and Employee Stock Option Plan. The fundamentals of these elements are described below.

-    Base Salary
       The base salary of each executive officer is reviewed by the Compensation Committee after consideration of the following criteria on a subjective basis; the performance of the individual, the person's contribution to the success of the Company, median salaries for similar positions with peer companies, and internal equity within the Company as a whole. There was no salary increase in fiscal 1999.

-    Annual Incentives
       The Compensation Committee reviews and affirms annual cash bonuses to executive officers based upon specified percentages of annual pre-tax income of the Company as a whole or the segment for which the officer is responsible. The percentages currently range from 3.125% to 5% of pre-tax income. In addition, the compensation committee recommends payment of annual discretionary cash awards, subject to approval by the full Board, in recognition of outstanding service to the Company. Stock options are awarded on an annual basis to executive officers and other key employees. Please see Long-term Compensation below for a discussion of stock option awards.

-    Long Term Compensation
       The Compensation Committee annually recommends the issuance of stock option agreements to executive officers and other key employees. The criteria for issuing stock options are based upon the performance of the Company as whole and the individual segment performance. Once the number of options to be issued has been established, the number of shares to be awarded to each individual is based on several criteria applied on a subjective basis. These criteria are the performance of the individual, the person's contribution to the success of the Company, the individual's tenure, and internal equity within the Company as a whole. The underlying fundamental of stock option awards, as a key element of executive compensation is that stock options align the long-term prospects for the Company with those of the executive. The Compensation Committee strongly believes that stock options are an essential element of executive compensation and enhance the Company's ability to attract and retain qualified personnel. However, because the Committee determined that performance goals for fiscal 1999 had not been met, no options were granted for fiscal 1999.

Chief Executive Officer's Compensation

Mr. Wells' earned a base salary of $230,000 in fiscal 1999. This base salary was recommended by the Compensation Committee after consideration of Mr. Wells contribution to the success of the Company, median salaries for similar positions within peer companies, and internal equity within the Company as a whole. As part of Mr. Wells' employment agreement, an annual stock or cash bonus is to be awarded at the discretion of the Board. This is in addition to a 5% performance bonus based on consolidated pre-tax income. Due to the financial performance of the Company no cash or stock bonus was awarded for fiscal 1999. Mr. Wells is also entitled to an annual net payment of $25,000 which enables him to fund a retirement annuity, net of applicable payroll taxes. Mr. Wells is also eligible to participate in the Company's 401(k) plans. In 1999 the Company contributed $4,770 on Mr. Wells' behalf.

In August 1997 Mr. Wells also received a stock option grant for 450,000 shares of the Company's common stock. The options are exercisable and vested upon attainment of certain sales levels and earnings before interest and taxes during future fiscal years. These levels were not attained during fiscal 1999 and, therefore, none of the options vested. The Compensation Committee intends the option grant to promote the alignment of Mr. Wells' financial interests with those of the Company on a long-term basis.

The Committee believes that the qualities and motivation of executive management are fundamental to ensuring the long-term success of the Company. The Committee believes that they have successfully integrated executive compensation with the goals and objectives of the Company.

Respectfully submitted,
Robert J. Fulton, Chairman
David L. Hart
Thomas E. Seiple
David R. Schroder

                                PERFORMANCE GRAPH
                     FIVE YEAR SHAREHOLDER RETURN COMPARISON

The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative five year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Company has selected the Dow Jones Industrial Index and the S&P 400 Midcap Index. The stock price performance shown on the graph below is not a projection of future price performance.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CENTRUM INDUSTRIES, INC., DOW JONES INDUSTRIAL
                     INDEX, AND S&P 400 MIDCAP INDEX FOR THE
                           FISCAL YEAR ENDED MARCH 31




  Year        S&P 400         DJIA      Centrum
  ----        -------         ----      -------
3/31/94           100          100          100
3/31/95        110.52       121.04          100
3/31/96        139.57       162.65          150
3/31/97        152.02       191.65          250
3/31/98        223.62       256.17          175
3/31/99        225.31       267.41          100

                          COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports.


                              SHAREHOLDER PROPOSALS

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of the Company for its next Annual Shareholders Meeting must be made by a qualified shareholder and must be received in writing by the Company no later than July 30, 2000.

                                  OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before this meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A copy of the Company's March 31, 1999 Form 10-K is enclosed with this Proxy Statement in lieu of other financial information. A copy of the September 1999 Form 10-Q is also enclosed with this Proxy Statement.



     December 8, 1999

                                         Investor Relations
                                         Attn:  Patty M. Hellenschmidt
                                         Centrum Industries, Inc.
                                         441 East Main Street
                                         Corry, PA  16407

                                         Phone:  814-665-5042
                                         FAX:  814-664-2372

                         CENTRUM INDUSTRIES, INC. PROXY

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 12, 2000

The undersigned, revoking all prior proxies, hereby appoints GEORGE H. WELLS and TIMOTHY M. HUNTER, and each of them individually, as proxy for the undersigned with the full power of substitution and revocation, to vote all shares of common stock of Centrum Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at HOLIDAY INN FRENCH QUARTER, 10630 FREEMONT PIKE, PERRYSBURG, OHIO, 43551, on the 12th day of January, 2000, and at all adjournments thereof, and to represent me and to vote upon the following matters:

(1) RESOLVED, that the following persons are hereby elected to serve on the Board of Directors for a term of one year, or until their successors are elected and qualified:

         George H. Wells           For {   }     Opposed {  }      Abstain {  }
         Robert J. Fulton          For {   }     Opposed {  }      Abstain {  }
         David L. Hart             For {   }     Opposed {  }      Abstain {  }
         Wilfred E. Herring        For {   }     Opposed {  }      Abstain {  }
         Richard C. Klaffky        For {   }     Opposed {  }      Abstain {  }
         Mervyn H. Manning         For {   }     Opposed {  }      Abstain {  }
         David R. Schroder         For {   }     Opposed {  }      Abstain {  }
         Thomas E. Seiple          For {   }     Opposed {  }      Abstain {  }

(2) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED HEREIN, UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED.

     DATED:
          ------------------------     -----------------------------------------
                                       Shareholder's Signature


                              PRINT NAME:
                                         ---------------------------------------


     DATED:
          ------------------------     -----------------------------------------
                                       Shareholder's Signature (if jointly held)


                              PRINT NAME:
                                         ---------------------------------------